Exhibit 99.2

SELECTED FINANCIAL DATA OF THE COMPANY

     The per share amounts in the presentation below reflect the effect of the Company’s Rights Offering completed in June 2004 in connection with the refinancing of the bridge loan used to finance the Company’s acquisition of Covanta in March 2004 (see Footnote 4).

	Fiscal Years Ended
	2003 [2]	2002 [1]	2001	2000	1999
	(Dollars in thousands, except share and per share data)
Statement of Operations Data
Operating revenue	$41,123	$531,501	$92,104	$84,331	$70,651
Operating expense	54,029	528,168	106,365	85,073	69,800
Operating (loss) income	(12,906)	3,333	(14,261)	(742)	851
Other (loss) income	(54,877)	2,793	—	(1,906)	(507)
Interest expense	1,424	38,735	—	—	—
(Loss) income before taxes	(69,207)	(32,609)	(14,261)	1,164	1,358
Income taxes	18	346	73	134	103
Net (loss) earnings	(69,225)	(32,955)	(14,334)	1,030	1,255
Basic (loss) earnings per share [4]	(1.46)	(0.82)	(0.48)	0.04	0.05
Diluted (loss) earnings per share [4]	(1.46)	(0.82)	(0.48)	0.04	0.05

Statement of Financial Position Data:
Cash and cash equivalents	$17,952	$25,183	$17,866	$12,545	$8,339
Investments	71,057	93,746	148,512	147,667	132,157
Properties – net	254	654,575	131	56	60
Total assets	162,648	1,032,945	208,871	210,829	194,752
Unpaid losses and LAE	83,380	101,249	105,745	100,030	94,934
Debt	40,000	597,246	—	—	—
Shareholders’ equity	27,791	77,360	74,463	81,330	76,226
Book value per share of common stock [4]	.50	1.63	2.48	2.74	2.68
Shares of common stock outstanding [3,4]	55,105,272	47,458,637	30,039,166	29,715,769	28,453,448

[1]	In 2002, the Company purchased 100% of ACL, 5.4% of GMS and 50% of Vessel Leasing.

[2]	ACL, which was acquired on May 29, 2002, and certain of its subsidiaries, filed a petition on January 31, 2003 with the U.S. Bankruptcy Court for the Southern District of Indiana, New Albany Division to reorganize under Chapter 11 of the U.S. Bankruptcy Code. As a result of this filing, while the Company continues to exercise significant influence over the operating and financial policies of ACL, it no longer maintains control of the activities of ACL. Accordingly, the Company no longer includes ACL and its subsidiaries as consolidated subsidiaries in DHC’s financial statements. The Company’s investments in these entities are presented using the equity method effective as of the beginning of the year ending December 31, 2003. Other (loss) income above consists of the Company’s equity in the net loss of ACL, GMS and Vessel Leasing in 2003.

[3]	Does not give effect to currently exercisable options, and, in 2001, 2000 and 1999, warrants to purchase shares of Common Stock.

[4]	Basic and diluted earnings per share and the average shares used in the calculation of basic and diluted earnings per share and book value per share of common stock and shares of common stock outstanding for all periods have been adjusted retroactively to reflect the bonus element contained in the rights offering issued on May 18, 2004.